Exhibit 5.1

February 15, 2023

Siyata Mobile Inc.

1751 Richardson Street, Suite #2207

Montreal, Quebec H3K 1G6

Re:	Siyata Mobile Inc. – Form F-1 Registration Statement

We have acted as Canadian legal counsel to Siyata Mobile Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) including a related preliminary prospectus filed with the Registration Statement (the “Prospectus”), covering the proposed offering (the “Offering”) for resale to certain purchasers of up to 19,781,987 common shares in the capital of the Company (each, a “Common Share”, and the Common Shares sold pursuant to the Offering, the “Shares”) by the shareholders who own such Shares (each, a “Selling Shareholder”).

Certain of the Selling Shareholders acquired the Shares by exercising Common Share purchase warrants (each, a “Purchase Warrant”) which were issued by the Company to the Selling Shareholders (i) in a private placement pursuant to warrant exercise agreements (the “Warrant Exercise Agreements”) dated January 18, 2023, and (ii) upon the exercise of certain warrants (the “Lind Waiver Warrants”) under a securities purchase agreement (the “Securities Purchase Agreement”) made with Lind Global Partners II, LP dated October 27, 2021.

In connection with this opinion, we have reviewed and relied upon the Warrant Exercise Agreements, the Securities Purchase Agreement, the Company’s Notice of Articles, the Company’s Articles, the Prospectus, records of the Company’s corporate proceedings in connection with the Offering, the Purchase Warrant, the Lind Waiver Warrants, and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments, and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vi) the due authorization, execution, and delivery of all agreements, instruments, and other documents by all parties thereto (other than the due authorization, execution, and delivery of each such agreement, instrument, and document by the Company). We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Our opinion is limited to laws of the Province of British Columbia and the federal laws of Canada applicable therein, including all applicable provisions of the British Columbia Business Corporations Act. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation applicable to the Company. In particular, we express no opinion as to any laws of the United States, including any United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that when the Shares are issued and sold in the manner and under the terms described in the Purchase Warrant and Lind Waiver Warrant, such Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is furnished in accordance with the requirements of Regulation S-K, Item 601(b)(5), and is not to be used, circulated, quoted, or otherwise relied upon for any other purpose. This opinion is rendered solely in connection with the registration of the Warrant Shares for resale by the Selling Shareholders under the Registration Statement. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention and that may alter, affect, or modify the opinion expressed herein after the date hereof.

Yours truly,

Cassels Brock & Blackwell LLP